For Immediate Release
July 23, 2004

           AJS BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

AJS Bancorp, Inc. (OTCBB; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported consolidated net income of $348,000 for the quarter ended June 30, 2004 as compared to $313,000 for the same quarter in 2003. Basic and diluted earnings were $0.15 per share for the quarter ended June 30, 2004 compared to basic and diluted earnings per share of $0.13 for the quarter ended June 30, 2003. The increase in net income resulted primarily from an increase in net interest income, partially offset by a decrease in noninterest income.

Total assets as of June 30, 2004 were $259.3 million, an increase of $20.9 million or 8.8% from $238.4 million at December 31, 2003. Cash due from financial institutions decreased $6.8 million or 34.2% to $13.0 million at June 30, 2004 from $19.8 million at December 31, 2003. Securities increased by $18.4 million, or 43.0%, to $61.0 million at June 30, 2004 from $42.7 million at December 31, 2003. Loans receivable increased $8.8 million or 5.6% to $164.4 million at June 30, 2004 from $155.6 million at December 31, 2003. The decrease in cash due from financial institutions reflects the Company's investing the cash into higher yielding investments. The increase in securities occurred primarily due to an arrangement whereby the Bank purchased $19.5 million in mortgage backed securities funded by cash and Federal Home Loan Bank (FHLB) advances. The increase in loans reflects new and refinanced commercial and multifamily mortgage loans and, to a lesser extent, single-family loans. The Company has focused on originating more commercial and multifamily loans as these products generally carry higher interest rates with shorter terms than the traditional single-family loans. Total deposits increased $11.2 million or 6.1% to $195.1 million at June 30, 2004 from $183.8 million at December 31, 2003. The increase was due to greater marketing efforts and higher deposit rates, including various rate specials designed to attract deposits for specific time frames. Federal Home Loan Bank advances increased to $28.9 million at June 30, 2004 from $17.0 million at December 31, 2003. The FHLB advances consisted of fixed-rate borrowings that were used to fund the purchase of mortgage-backed securities.

The Company had non-performing assets of $1.2 million as of June 30, 2004 and December 31, 2003. Subprime loan balances decreased $2.3 million to $16.0 million at June 30, 2004 from $18.3 million at December 31, 2003. The decrease in subprime loans reflects our decision to de-emphasize this type of lending. The allowance for loan losses was $1.9 million at June 30, 2004 and $2.0 million at December 31, 2003. This represents a ratio of allowance for loan losses to gross loans receivable of 1.14% at June 30, 2004 and 1.24% at December 31, 2003. Subprime loan balances decreased $2.3 million to $16.0 million at June 30, 2004 from $18.3 million at December 31, 2003. The decrease in subprime loans reflects our decision to de-emphasize this type of lending.

Total stockholders' equity decreased $2.6 million to $29.5 million at June 30, 2004 from $32.1 million at December 31, 2003. The decrease in stockholders' equity during the past six months was primarily due to the repurchase of 122,150 shares of the Company's stock at an average price of $23.86 per share. This decrease was offset by net income of $707,000.

INCOME INFORMATION -THREE MONTH PERIODS ENDED JUNE 30, 2004 AND 2003:

Net interest income increased by $143,000 or 8.06% to $1.9 million for the quarter ended June 30, 2004. Average interest earning assets were $249.2 million and $234.6 million during the comparative 2004 and 2003 quarters while the average yield was 5.07% and 5.25%, respectively. Our net interest rate spread increased 12 basis points to 2.82% from 2.70% while our net interest margin increased 6 basis points to 3.08% from 3.02%. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 112.89% for the three months ended June 30, 2004 from 114.65% for the same period in 2003. The increase in the spread and the margin was largely due to the decrease in the cost of interest-bearing liabilities exceeding the decrease in the yield of interest earning assets as both assets and liabilities continued to reprice downward even as interest rates stabilized.

There was no increase to the provision for loan losses for either of the three months ended June 30, 2004 or June 30, 2003. However, there were $15,000 in loan loss recoveries during the three months ended June 30, 2004, and $51,000 in recoveries during the three months ended June 30, 2003. Any loan loss provisions made are to maintain the allowance to reflect management's estimate of losses inherent in our loan portfolio. At this time, management felt no additional provisions were necessary. Should any unforeseen risks present themselves however, management may need to increase this provision in the future.

Noninterest income decreased $77,000 to $195,000 for the quarter ended June 30, 2004 from $272,000 for the comparable quarter in 2003. The lower noninterest income was the result of a $26,000 decrease in insurance commissions, an $18,000 decrease in service charges on accounts, and a $33,000 decrease in other noninterest income. The decrease in insurance commissions reflects lower sales of variable and fixed rate annuities due to customer's reluctance to enter the market at a time of historically low interest rates, as well as reduced staffing in the department. The decrease in service charges on accounts is primarily due a decrease in late fees charged and a decrease in loan closing fees. The decrease in other non-interest income was primarily due to a decrease in gains from the sale of loans.

Noninterest expense decreased by $15,000 to $1.6 million at June 30, 2004 when compared to the expense for the same quarter in 2003. Salaries and benefits decreased $31,000 and data processing costs decreased $12,000, offset by advertising and promotion costs, which increased $16,000. The decrease in salaries and benefits was primarily due to a decrease in the recognition and retention plan (RRP) cost for the June 30, 2004 quarter when compared to the June 30, 2003 quarter. Accelerated vesting that took place due to a director retiring during the quarter ended June 30, 2003 caused the RRP expense to decrease for the comparable quarters. Data processing expenses decreased due to lower expected costs during the quarter ended June 30, 2004. The increase in advertising and promotion costs occurred due to various deposit program specials offered during the quarter ended June 30, 2004.

Our federal and state taxes increased $10,000 to $206,000 for the quarter ended June 30, 2004 from $196,000 in the same period of 2003. This is primarily the result of higher pre-tax income for the quarter ended 2004.

INCOME INFORMATION - SIX MONTH PERIODS ENDED JUNE 30, 2004 AND 2003:

Net interest income increased by $173,000 or 4.8% to $3.8 million for the six months ended June 30, 2004 from $3.6 million for the same period in 2003. Average interest earning assets were $244.4 million and $227.6 million during the comparative 2004 and 2003 six-month periods while the average yield was 5.07% and 5.48%, respectively. Our net interest rate spread decreased 9 basis points to 2.82% from 2.91% while our net interest margin decreased 8 basis points to 3.12% from 3.20%. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 115.25% for the six months ended June 30, 2004 from 112.81% for the same period in 2003. The decrease in our net interest rate spread and net interest margin reflects the repricing of interest-bearing assets in excess of the repricing of cost of funds.

We did not increase our provision for loan losses during the six months ended June 30, 2004 or 2003. However, there were $15,000 in loan loss recoveries during the six months ended June 30, 2004, and $51,000 in recoveries during the six months ended June 30, 2003. Management does not feel additional loan loss provisions are warranted at this time, however, should any unforeseen risks present themselves management may need to increase the provision in the future.

Noninterest income decreased to $382,000 for the six months ended June 30, 2004 from $558,000 for the comparable period in 2003. The $176,000 decrease was the result of a $67,000 reduction in insurance commission income, a $39,000 reduction in service charge income, and a $70,000 reduction in other non-interest income at June 30, 2004. The decrease in insurance commissions reflects lower sales of variable- and fixed-rate annuities due to customer's reluctance to enter the market at a time of historically low interest rates, as well as reduced staffing in the department during the six-month period ended June 30, 2004 when compared to the same period in 2003. The decrease in service charges on accounts is primarily due a decrease in late fees charged and a decrease in loan closing fees. The decrease in other non-interest income was primarily due to a decrease in gains from the sale of loans.

Noninterest expense increased $89,000 to $3.1 million for the six months ended June 30, 2004 from $3.0 million for the six months ended 2003. Salaries and benefits increased $101,000 and advertising and promotion increased $36,000 for the comparable periods, offset by a decrease of $58,000 in occupancy costs for the six-month period ended June 30, 2004 compared to the same period in 2003. The increase in salaries and benefits was due to increases in the ESOP cost, in the recognition and retention plan (RRP) cost and in group insurance costs. The increase in the cost of the ESOP was due to a higher per share market value during the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. The increase in the RRP cost was due to the implementation of the RRP in May of 2003, and group insurance costs increased as a result of normal annual policy expense increases. The increase in advertising and promotion costs occurred due to various deposit program specials offered during the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. Occupancy costs decreased during the six months ended June 30, 2004 when compared to the same period in 2003 due to a revision of the estimation of real estate taxes on our new facility in Orland Park.

Our federal and state taxes decreased $52,000 to $409,000 for the six months ended June 30, 2004 from $461,000 for the same period of 2003. This is primarily the result of lower pre-tax income for the six months ended 2004.

Other financial information is included in the tables that follow.

This press release contains certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated" and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact: Lyn G. Rupich
         President
         708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
                                                          30-Jun-04    31-Dec-03
ASSETS

Cash and due from financial Institutions                   $ 13,038     $ 19,801
Federal funds Sold                                                0            0
                                                           ---------------------
TOTAL CASH AND CASH EQUIVALENTS                              13,038       19,801

Securities                                                   61,003       42,652
Loans receivable net of allowance for loan loss
   of $1,894 at June 30, 2004, and $1,962
   at December 31, 2003                                     164,407      155,628
Federal Home Loan Bank Stock                                 14,037       13,612
Premises and equipment                                        4,806        4,875
Accrued interest receivable & other assets                    1,982        1,816
                                                           ---------------------
TOTAL ASSETS                                               $259,273     $238,384
                                                           =====================

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits                                                    195,073     $183,847
Federal Home Loan Bank advances                              28,900       17,000
Advance payments by borrowers for taxes
   and insurance                                              1,955        1,651
Accrued expenses and other liabilities                        3,813        3,781
                                                           ---------------------
TOTAL LIABILITIES                                           229,741      206,279
TOTAL EQUITY                                                 29,532       32,105
                                                           ---------------------
TOTAL LIABILITIES AND EQUITY                               $259,273     $238,384
                                                           =====================



                                                          30-Jun-04    30-Jun-03
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees                                      $  4,695     $ 4,681
Securities                                                    1,028       1,271
Interest earning deposits & other                               451         203
Federal Funds Sold                                               26          77
                                                           ---------------------
TOTAL INTEREST INCOME                                         6,200       6,232

INTEREST EXPENSE ON DEPOSITS
Deposits                                                      1,943       2,166
Federal Home Loan Bank & Other                                  445         427
                                                           ---------------------
Total Interest Expense                                        2,388       2,593
                                                           ---------------------
NET INTEREST INCOME                                           3,812       3,639
                                                           ---------------------
Provision for loan losses                                       (15)        (51)
                                                           ---------------------

NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                                3,827       3,690

NON-INTEREST INCOME
Insurance commissions                                            89         156
Service charges on accounts                                     218         257
Other                                                            75         145
                                                           ---------------------
TOTAL NON-INTEREST INCOME                                       382         558

NON-INTEREST EXPENSE
Salaries and employee benefits                                1,820       1,719
Occupancy                                                       370         428
Advertising & promotion                                         178         142
Data processing                                                 195         185
Other                                                           530         530

                                                           ---------------------
TOTAL NON-INTEREST EXPENSE                                    3,093       3,004

INCOME BEFORE INCOME TAXES                                    1,116       1,244
Income Tax Expense                                              409         461
                                                           ---------------------
NET INCOME                                                 $    707     $   783
                                                           =====================

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands
For the Three months ended 6/30/04

                                                  For the Three    For the Three
                                                   Months ended    Months ended
                                                    6/30/2004        6/30/2003
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees                                 $ 2,370           $ 2,327
Securities                                                560               591
Interest bearing deposits & other                         217               120
Federal Funds Sold                                         13                41
                                                      --------------------------
TOTAL INTEREST INCOME                                   3,160             3,079

INTEREST EXPENSE ON DEPOSITS
Deposits                                                1,001             1,087
Federal Home Loan Bank & Other                            242               218
                                                      --------------------------
Total Interest Expense                                  1,243             1,305
                                                      --------------------------
NET INTEREST INCOME                                     1,917             1,774
Provision for loan losses                                 (15)              (51)
                                                      --------------------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                          1,932             1,825

NON-INTEREST INCOME
Insurance commissions                                      41                67
Service charges on deposit accounts                       116               134
Other                                                      38                71
                                                      --------------------------
TOTAL NON-INTEREST INCOME                                 195               272

NON-INTEREST EXPENSE
Salaries and employee benefits                            907               938
Occupancy                                                 217               204
Advertising & promotion                                    91                75
Data processing                                            93               105
Other                                                     265               266
                                                      --------------------------
TOTAL NON-INTEREST EXPENSE                              1,573             1,588

INCOME BEFORE INCOME TAXES                                554               509
Income Tax Expense                                        206               196
                                                      --------------------------
NET INCOME                                            $   348           $   313
                                                      ==========================

AJS Bancorp, Inc.
Financial Highlights
(unaudited)

                                                               June 30, 2004     December 31, 2003
                                                                         (In thousands)

Selected Financial Highlights:
------------------------------
Total assets                                                     $  259,273          $  238,384
Loans receivable, net                                               164,407             155,628
Securities                                                           61,003              42,652
Deposits                                                            195,073             183,847
Federal Home Loan Bank advances                                      28,900              17,000
Stockholders' equity                                                 29,532              32,105

Book value per share (1)                                              13.17               14.16

Number of shares outstanding (2)                                  2,242,439           2,355,180

                                                             Three months ended    Three months ended
                                                               June 30, 2004         June 30, 2003
                                                           (In thousands except per share information)

Selected Operations Data:
-------------------------
Total interest income                                            $     3,160         $   3,079
Total interest expense                                                 1,243             1,305
                                                                 -----------------------------
Net interest income                                                    1,917             1,774
Provision for loan losses                                                (15)              (51)
                                                                 -----------------------------
Net interest income after provision
for loan losses                                                        1,932             1,825
Noninterest income                                                       195               272
Noninterest expense                                                    1,573             1,588
                                                                 -----------------------------
Income before taxes                                                      554               509
Income tax provision                                                     206               196
                                                                 -----------------------------
Net income                                                               348               313
                                                                 =============================

Earnings per share, basic and diluted                            $      0.15         $    0.13

                                                             Three months ended    Three months ended
                                                               June 30, 2004         June 30, 2003
Selected Operating Ratios:
--------------------------
Return on average assets                                                0.54%             0.52%
Return on average equity                                                4.48%             3.70%
Interest rate spread during the period                                  2.82%             2.70%
Net interest margin                                                     3.08%             3.02%
Average interest-earning assets to average interest-
   bearing liabilities                                                112.89%           114.65%
Efficiency ratio (3)                                                   74.48%            77.61%

                                                               Six months ended   Six months ended
                                                                June 30, 2004       June 30, 2003
                                                          (In thousands except per share information)
Selected Operations Data:
-------------------------
Total interest income                                            $     6,200         $   6,232
Total interest expense                                                 2,388             2,593
                                                                 -----------------------------
Net interest income                                                    3,812             3,639
Provision for loan losses                                                (15)              (51)
                                                                 -----------------------------
Net interest income after provision
for loan losses                                                        3,827             3,690
Noninterest income                                                       382               558
Noninterest expense                                                    3,093             3,004
                                                                 -----------------------------
Income before taxes                                                    1,116             1,244
Income tax provision                                                     409               461
                                                                 -----------------------------
Net income                                                               707               783
                                                                 =============================

Earnings per share, basic                                        $      0.31         $    0.33
Earnings per share, diluted                                      $      0.30         $    0.33

                                                               Six months ended   Six months ended
                                                                June 30, 2004       June 30, 2003

Selected Operating Ratios:
--------------------------
Return on average assets                                                0.57%             0.66%
Return on average equity                                                4.42%             4.63%
Interest rate spread during the period                                  2.82%             2.91%
Net interest margin                                                     3.12%             3.20%
Average interest-earning assets to average interest-
   bearing liabilities                                                115.25%           112.81%
Efficiency ratio (3)                                                   73.75%            71.57%


                                                                    As of             As of
                                                                June 30, 2004    December 31, 2003
                                                                -------------    -----------------
Asset Quality Ratios:
---------------------
Non-performing assets to total assets                                   0.48%             0.49%
Allowance for loan losses to non-performing loans                     153.11%           172.71%
Allowance for loan losses to loans receivable, gros                     1.14%             1.24%

(1)  Shareholders' equity divided by number of shares outstanding.
(2)  Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.